UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): February 28, 2007

SigmaTel, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50391	74-2691412
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1601 S. MoPac Expressway

Suite 100

Austin, Texas 78746

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(512) 381-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment (this “Amendment”) to SigmaTel’s Current Report on Form 8-K dated February 28, 2007, originally filed on March 6, 2007 (the “Original Filing”) is being filed to provide certain information called for by Item 5.02: “Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” relating to compensation arrangements in connection with the reported promotion. As required under SEC rules, this Amendment sets forth the complete text of Item 5.02 and Item 9.01(d), as amended. Specifically, this Amendment reflects the following changes: (i) Item 5.02 is amended to provide information regarding severance and change of control benefits approved by SigmaTel’s Compensation Committee on March 26, 2007, which was previously unavailable when the Original Filing was filed. Except for the changes described above, no other changes have been made to the Original Filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	On February 28, 2007, SigmaTel’s Board of Directors appointed Phillip E. Pompa as SigmaTel’s President and Chief Executive Officer. Mr. Pompa has held these positions on an interim basis since January 1, 2007.

Mr. Pompa, who is 50 years of age, has served as our Senior Vice President of Portable Systems Group since April 2006. From September 2005 until April 2006, Mr. Pompa served as our Senior Vice President of Integrated Components Group. Prior to then, Mr. Pompa served as our Vice President of Integrated Components Group from May 2004 until September 2005. From February 2002 until May 2004, Mr. Pompa served as Vice President of Marketing for Advanced Micro Devices, Inc. From April 2000 until February 2002, Mr. Pompa co-founded and served as the Vice President of Marketing at Alchemy Semiconductor, a fables semiconductor company. Mr. Pompa holds both a Bachelor of Science in Electrical Engineering and a Masters in Business Administration from Stanford University.

In connection with his promotion, Mr. Pompa received: (i) a grant of 150,000 options; (ii) a raise in his annual base salary to $311,000; and (iii) an increase in his annual bonus opportunity under SigmaTel’s Incentive Bonus Plan to 85% of his annual base salary.

In connection with his promotion, effective March 26, 2007 SigmaTel’s Compensation Committee approved severance and change in control benefits for Mr. Pompa in place of the benefits he previously had under SigmaTel’s Executive Officer Change In Control Bonus Plan (the “Plan”). Specifically, Mr. Pompa will receive the following severance benefits (the “Severance Benefits”) if: (a) he is terminated without cause (as defined in the Plan), or (b) within the 12 months following a change in control (as defined in the plan), Mr. Pompa’s employment is terminated for any reason other than cause, death, or disability (as defined in the Plan) or by Mr. Pompa within 60 days after he has knowledge of the occurrence of good reason (as defined in the Plan):

•	a lump sum severance payment equal to the aggregate amount of his base salary for a period of 12 months;

•	payment by SigmaTel of applicable premiums for medical, dental disability and life insurance benefits as if his employment has not been terminated for 12 months; and

•	the vesting of his equity awards, to the extent not already vested, shall be accelerated so that he shall receive 12 months additional vesting as of the date of the termination.

Mr. Pompa’s receipt of the Severance Benefits is conditioned upon his execution of a valid and effective general release of claims.

The foregoing description of the Severance Benefits does not purport to be complete and is qualified in its entirety by reference to the complete text of the Plan, which is furnished as Exhibit 99.1 to SigmaTel’s Current Report on Form 8-K as filed filed with the Securities and Exchange Commission on September 1, 2006.

(e)

On February 28, 2007, SigmaTel’s Compensation Committee adopted a revised form of Stock Option Agreement under our 2003 Equity Incentive Plan (the “Plan”) for option grants that it made to its executive officers effective February 28, 2007 (the “Executive Officer Option Agreement”). The form of the Executive Officer Option Agreement is consistent with our previous form of Stock Option Agreement for all employees, including executive officers, except with respect to the effects of a Change in Control (as defined in the Plan). Under the terms of the Executive Officer Option Agreement, in the event of a Change in Control, any unexercisable or unvested portions of the option held by an executive officer whose service has not been terminated prior to such date shall be immediately exercisable and vested in full as of the date ten days prior to the date of the Change in Control. This provision will only apply to grants made to executive officers under the Executive Officer Option Agreement and does not affect past grants made to executive officers. Prior to this amendment, such acceleration would only occur in the event that an acquiring entity does not assume or substitute for the option in full.

The foregoing description of the Executive Officer Option Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Executive Officer Option Agreement, which is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1*	Form of Executive Officer Option Agreement

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2007

SIGMATEL, INC.

By:	/S/ R. Scott Schaefer
R. Scott Schaefer
Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.

99.1*	Form of Executive Officer Option Agreement

*	Previously filed.

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